Exhibit 99.5


                        FORM OF EXCHANGE AGENT AGREEMENT



                                                                  July ___, 2001



Citibank, N.A.
111 Wall Street, 15th Floor
New York, New York 10005

Attention:  Agency & Trust Services

Kredietbank S.A. Luxembourgeoise
43 Boulevard Royal
L-2955 Luxembourg

Attention:  Corporate Trust Trustee Administration

Ladies and Gentlemen:

                  Viacom Inc., a Delaware corporation, proposes to make an offer (the "Exchange Offer") to exchange all of its outstanding unregistered 6.40% Senior Notes due 2006 (the "Unregistered Notes due 2006"), of which $403,075,000 aggregate principal amount is outstanding, its 7.70% Senior Notes due 2010 (the "Unregistered Notes due 2010"), of which $1,000,000 aggregate principal amount is outstanding, its 6.625% Senior Notes due 2011 (the "Unregistered Notes due 2011"), of which $1,000,000,000 aggregate principal amount is outstanding and its 7.875% Senior Debentures due 2030, of which $200,000 aggregate principal amount is outstanding, (the "Unregistered Debentures" and, together with the Unregistered Notes due 2006, the Unregistered Notes due 2010 and the Unregistered Notes due 2011, the "Unregistered Securities") for an equal principal amount of its 6.40% Senior Notes due 2006 (the "2006 Exchange Notes"), its 7.70% Senior Notes due 2010 (the "2010 Exchange Notes"), its 6.625% Senior Notes due 2011 (the "2011 Exchange Notes") and its 7.875% Senior Debentures due 2030 (the "Exchange Debentures" and, together with the 2006 Exchange Notes, the 2010 Exchange Notes and the 2011 Exchange Notes, the "Exchange Securities"). The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus, dated July __, 2001 (the "Prospectus"), proposed to be distributed to all record holders of the Unregistered Securities. The Unregistered Securities and the Exchange Securities are collectively referred to herein as the "Securities". The Securities are and will be unconditionally guaranteed by Viacom International Inc., which, together with Viacom Inc., will be referred to herein as the "Company".

                  The Company hereby appoints Citibank, N.A. to act as the Principal Exchange Agent and Kredietbank S.A. Luxembourgeoise to act as Luxembourg Exchange Agent (collectively the "Exchange Agents") in connection with the Exchange Offer. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Prospectus.

                  The Exchange Offer is expected to be commenced by the Company
on or about        , 2001. The Letter of Transmittal accompanying the Prospectus
(or in the case of book-entry securities, the Automated Tender Offer Program ("ATOP") of the Book-Entry Transfer Facility (as defined below)) is to be used by the holders of the Unregistered Securities to accept the Exchange Offer and contains instructions with respect to the delivery of certificates for Unregistered Securities tendered in connection therewith.

                  The Exchange Offer shall expire at 5:00 p.m., New York City
time, on          , 2001 or on such subsequent date or time to which the Company may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (promptly confirmed in writing) or written notice to you before 9:00 a.m., New York City time, on the business day following the previously scheduled Expiration Date.

                  The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Unregistered Securities not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the caption "The Exchange Offer -- Expiration Date; Extensions; Amendment; Termination." The Company will give oral (promptly confirmed in writing) or written notice of any amendment, termination or nonacceptance to you as promptly as practicable.

                  In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

                  1. You will perform such duties and only such duties as are specifically set forth in the sections of the Prospectus captioned "The Exchange Offer" or as specifically set forth herein; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.

                  2. You will establish a book-entry account with respect to the Unregistered Securities at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of the Unregistered Securities by causing the Book-Entry Transfer Facility to transfer such Unregistered Securities into your account in accordance with the Book-Entry Transfer Facility's procedure for such transfer.

                  3. You are to examine each of the Letters of Transmittal and certificates for Unregistered Securities (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility) and any other documents delivered or mailed to you by or for holders of the Unregistered Securities, and any book-entry confirmations (as such phrase is used in the Prospectus) to ascertain whether: (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein; (ii) the Unregistered Securities have otherwise been properly tendered and (iii) holders have provided their correct Tax Identification Number or required certification. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for Unregistered Securities are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be reasonably necessary or advisable to cause such irregularity to be corrected. You are not authorized to waive any irregularity in connection with a surrender except as provided in paragraph 4. If such irregularity is neither corrected nor waived, you will return to the surrendering holder (at your option by either (a) first class mail under a blanket surety bond or insurance protecting you and the Company from losses or liabilities arising out of the non-receipt or non-delivery of such certificates or (b) registered mail insured separately for the value of such certificates) to such holders address set forth in the Letter of Transmittal, any certificates for Unregistered Securities surrendered in connection therewith, the related Letter of Transmittal, and any other documents received with such certificates, and a letter of notice explaining the reasons for the return of the certificates and other documents.

                  4. With the approval of the President or any Vice President of the Company (such approval, if given orally, to be promptly confirmed in writing) or any other party designated in writing, by such an officer, you are authorized to waive any irregularities in connection with any tender of Unregistered Securities pursuant to the Exchange Offer.

                  5. Tenders of Unregistered Securities may be made only as set forth in the Letter of Transmittal and in the sections of the Prospectus captioned "The Exchange Offer -- Procedures for Tendering," and "The Exchange Offer -- Guaranteed Delivery Procedures," and Unregistered Securities shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

                  Notwithstanding the provisions of this Section 5, Unregistered Securities which the President, Senior Vice President, or any Vice President of the Company shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be promptly confirmed in writing).

                  6. You shall advise the Company with respect to any Unregistered Securities received subsequent to the Expiration Date and accept its instructions with respect to disposition of such Unregistered Securities.

                  7. You shall accept tenders:

                  (a) in cases where the Unregistered Securities are registered in two or more names only if signed by all named holders;

                  (b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

                  (c) from persons other than the registered holder of Unregistered Securities, provided that customary transfer requirements, including payment of any applicable transfer taxes, are fulfilled.

                  You shall accept partial tenders of Unregistered Securities where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Unregistered Securities to the registrar for split-up and return any untendered Unregistered Securities to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

                  8. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will notify you (such notice, if given orally, to be promptly confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Unregistered Securities properly tendered and you, on behalf of the Company, will exchange such Unregistered Securities for Exchange Securities and cause such Unregistered Securities to be cancelled. Delivery of Exchange Securities will be made on behalf of the Company by you at the rate of $1,000 principal amount of Exchange Securities for each $1,000 principal amount of the corresponding series of Unregistered Securities tendered promptly after notice (such notice if given orally, to be promptly confirmed in writing) of acceptance of said Unregistered Securities by the Company; provided, however, that in all cases, Unregistered Securities tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Unregistered Securities (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees and any other required documents. You shall issue Exchange Securities only in denominations of $1,000 or any integral multiple thereof.

                  9. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Unregistered Securities tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

                  10. All Unregistered Securities accepted for exchange are to be retired from the Company's books and will no longer be outstanding.

                  11. The Company shall not be required to exchange any Unregistered Securities tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Company not to exchange any Unregistered Securities tendered shall be given (if given orally, to be promptly confirmed in writing) by the Company to you.

                  12. If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Unregistered Securities tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer -- Expiration Date; Extensions; Amendment; Termination" or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Unregistered Securities (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.

                  13. All certificates for reissued Unregistered Securities, unaccepted Unregistered Securities or for Exchange Securities shall be forwarded by (a) first-class certified mail, return receipt requested, under a blanket surety bond or insurance protecting you and the Company from losses and liabilities arising out of the non-receipt or non-delivery of such certificates or (b) registered mail insured separately for the value of such securities.

                  14. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

                  15. As Exchange Agent hereunder you:

                  (a) shall not be liable for any action or omission to act unless the same constitutes your own gross negligence, willful misconduct or bad faith, and in no event shall you be liable to a security holder, the Company or any third party for special, indirect or consequential damages, or lost profits, arising in connection with this Agreement;

                  (b) shall have no duties or obligations other than those specifically set forth herein or as may be subsequently agreed to in writing between you and the Company;

                  (c) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the Unregistered Securities represented thereby deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;

                  (d) shall not be obligated to take any legal action hereunder which might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with indemnity reasonably satisfactory to you;

                  (e) may reasonably rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed or presented by the proper person or persons;

                  (f) may reasonably act upon any tender, statement, request, document, agreement, certificate or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or presented by the proper person or persons;

                  (g) may reasonably rely on and shall be protected in acting upon written or oral instructions from any authorized officer of the Company;

                  (h) may consult with counsel of your selection with respect to any questions relating to your duties and responsibilities and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the advice or opinion of such counsel; and

                  (i) shall not advise any person tendering Unregistered Securities pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Unregistered Securities.

                  16. You shall take such action as may from time to time be requested by the Company or its counsel (and such other action as you may deem reasonably appropriate) to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery (as such terms are used in the Prospectus) or such other forms as may be approved from time to time by the Company, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Company will furnish you with copies of such documents on your request. All other requests for information relating to the Exchange Offer shall be directed to the Company, Attention: General Counsel, Viacom Inc., 1515 Broadway, New York, NY 10036.

                  17. You shall advise by facsimile transmission the President, Corporate Finance, of the Company (at the facsimile number (212) 258-6143), and such other person or persons as the Company may request, daily (and more frequently during the week immediately preceding the Expiration Date if requested) up to and including the Expiration Date, as to the number of Unregistered Securities which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, the Company or any such other person or persons upon oral request made from time to time prior to the Expiration Date of such other information as they may reasonably request. Such cooperation shall include, without limitation, the granting by you to the Company and such person as the Company may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Unregistered Securities tendered, the aggregate principal amount of Unregistered Securities accepted and deliver said list to the Company.

                  18. Letters of Transmittal, book-entry confirmations and Notices of Guaranteed Delivery shall be stamped by you as to the date and, after the expiration of the Exchange Offer, the time, of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities and shall thereafter be delivered by you to the Company. You shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Company.

                  19. For services rendered as Exchange Agent hereunder, you shall be entitled to such compensation as set forth on Schedule I attached hereto. The provisions of this section shall survive the termination of this Agreement.

                  20. You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal and further acknowledge that you have examined each of them. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to your duties, liabilities and indemnification as Exchange Agent, which shall be controlled by this Exchange Agreement.

                  21. The Company covenants and agrees to fully indemnify and hold you harmless in your capacity as Exchange Agent hereunder against any and all loss, liability, cost or expense, including attorneys' fees and expenses, incurred without gross negligence or willful misconduct on your part, arising out of or in connection with any act, omission, delay or refusal made by you in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Unregistered Securities reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Unregistered Securities. In no case, shall the Company be liable under this indemnity with respect to any claim against you unless the Company shall be notified by you, by letter or facsimile transmission, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or shall have been served with a summons in connection therewith. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action and, if the Company so elects, the Company shall assume the defense of any suit brought to enforce any such claim. It is understood that the Company shall not be liable under this paragraph for the fees and disbursements of more than one legal counsel to you. In the event that the Company may assume the defense of any such suit, the Company shall not be liable for the fees and expenses of any additional counsel thereafter retained by you, so long as the Company shall retain counsel satisfactory to you to defend such suit, and so long as you have not determined, in your reasonable judgment, that a conflict of interest exists between you and the Company. The provisions of this section shall survive the termination of this Agreement.

         Without the prior written consent of the Company, you will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought in accordance with the indemnification provisions of this Agreement (whether or not you, the Company or any of its directors, officers and controlling persons is an actual or potential party to such claim or proceeding), unless such settlement or consent includes an unconditional release of the Company and its directors, officers and controlling persons from all liability arising out of such claim, action or proceeding.

                  22. You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service.

                  23. You shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Unregistered Securities, the Company's check in the amount of all transfer taxes so payable; provided, however, that you shall reimburse the Company for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

                  24. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

                  25. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.

                  26. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                  27. This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

                  28. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:


                  If to the Company:

                           Viacom Inc.
                           1515 Broadway
                           New York, NY 10036

                           Facsimile:  (212) 258-6099
                           Attention:   General Counsel

                  Copy to:

                           Shearman & Sterling
                           599 Lexington Avenue
                           New York, New York 10022

                           Facsimile:    (212) 848-7179
                           Attention:    Stephen T. Giove, Esq.


                  If to the Exchange Agent:

                           Citibank, N.A.
                           111 Wall Street, 15th Floor
                           New York, New York 10005

                           Facsimile:  (212) 825-3483
                           Attention:  Agency & Trust Service

                  29. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Sections 18 and 20 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for Securities, funds or property then held by you as Exchange Agent under this Agreement.

                  30. This Agreement shall be binding and effective as of the date hereof.

                  Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.


                                             VIACOM INC.


                                             By:
                                                --------------------------------
                                                 Name:
                                                 Title:

                                             VIACOM INTERNATIONAL INC.


                                             By:
                                                --------------------------------
                                                Name:
                                                Title:

Accepted as of the date
first above written:

CITIBANK, N.A., as Principal Exchange Agent


By:
   -----------------------------------------
     Name:
     Title:

KREDIETBANK S.A. LUXEMBOURGEOISE,
 as Luxembourg Exchange Agent


By:
   -----------------------------------------
     Name:
     Title:

                                   SCHEDULE I
                         COMPENSATION OF EXCHANGE AGENT: